Exhibit 5.1

Frascona, Joiner, Goodman and Greenstein, P.C.

Oliver E. Frascona (1947-2014) Gregg A. Greenstein Cinthia M. Manzano Jonathan H. Sargent Michael A. Smeenk Jordan C. May Britney Beall-Eder Zachary A. Grey	Attorneys at Law A Professional Corporation 4750 Table Mesa Drive, Boulder, Colorado 80305-5541 Telephone (303) 494-3000 Facsimile (303) 494-6309 www.frascona.com gary@frascona.com January 30, 2026	of Counsel
Gary S. Joiner
Jonathan A. Goodman
Karen J. Radakovich
Jesse H. Witt
Jeffrey M. Glotzer
Jeffrey D. Cohen
John C. Koechel
Patrick J. Fitz-Gerald
Andrew B. Pipes
Caroline W. Young
Blake S. Gabriel
Ryan P. Horace
Brittaney D. McGinnis
Mara B. Peterson
David M. Petrush

Exxel Pharma Inc

12635 E. Montview Blvd., Suite 134

Aurora, CO 80045

Ladies and Gentlemen:

We have acted as counsel to Exxel Pharma Inc., a Colorado corporation (the “Company”) in connection with the preparation and filing of Amendment No 2 to a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the firm commitment offering of shares of the Company’s common stock without par value (the “Common Stock”).

In connection with rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Articles of Incorporation, as amended and as currently in effect, (ii) the Company’s Amended and Restated Bylaws, as currently in effect, (iii) the Registration Statement and Prospectus, and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based upon the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the Colorado Business Corporation Act, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference of our firm under the caption “Legal Matters” in the Prospectus which is part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely Yours,

/s/ Frascona, Joiner, Goodman & Greenstein, P.C.
Frascona, Joiner, Goodman & Greenstein, P.C.